Exhibit 10.4




   This Tax Sharing Agreement (the "Agreement"), dated as of this 2nd day of December, 1996, by and between Consolidated Freightways, Inc., a Delaware corporation ("CFI"), and Consolidated Freightways Corporation, a Delaware corporation ("Holdings").

  WHEREAS, CFI and Holdings have entered into a Distribution Agreement dated as of November 25, 1996 (the "Distribution Agreement"), providing for the distribution by CFI of the common stock of Holdings to the holders of CFI common stock as of the close of the day on the Distribution Date, and setting forth the terms and conditions which will govern certain relationships between the parties; and

      WHEREAS, CFI and Holdings desire to set forth their agreement on the proper allocation among CFI, Holdings and their subsidiaries of federal, state, local and foreign taxes and to provide for future cooperation with respect to tax matters;

  NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

                          ARTICLE I
                         DEFINITIONS

   As used in this Agreement, the following terms shall have
the   following  meanings  (such  meanings  to  be   equally
applicable to both the singular and the plural forms of the terms defined):

  "Affiliate" means any corporation which is a member of the Consolidated Group.

   "CFI Affiliate" means any corporation, partnership or other entity directly or indirectly controlled by CFI, other than Holdings or any Holdings Affiliate.

    "CFI Businesses" means the present and future subsidiaries, divisions and business of any member of the CFI Group, other than the present and future subsidiaries, divisions and business of any member of the Holdings Group. CFI Businesses shall include all former subsidiaries, divisions and businesses other than the Holdings Businesses.

    "CFI  Group"  means  the  group  of  corporations   that
immediately after the Distribution Date are members of the affiliated group of which CFI is the common parent (within the meaning of section 1504 of the Code).

   "Code" means the Internal Revenue Code of 1986 (or, if relevant, the Internal Revenue Code of 1954), as amended, or any successor thereto, as in effect for the taxable period in question.

  "Combined Jurisdiction" means, for any taxable period, any jurisdiction in which Holdings or a Holdings Affiliate could be or is included in a consolidated or combined return with CFI or a CFI Affiliate for Other Tax purposes for such period.

    "Consolidated Group" means the affiliated group of corporations (within the meaning of section 1504 of the Code) of which CFI is the common parent.

   "Distribution" means the transfer by CFI of its ownership of Holdings and the Holdings Affiliates from CFI by means of a distribution of the stock of Holdings to CFI shareholders.

   "Distribution Date" means the date determined by the  CFI
Board of Directors as of which the Distribution shall be effected.

   "Final Determination" means the final resolution of liability for any Tax for a taxable period (i) by the appropriate IRS form which binds the taxpayer on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that any such form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations.

    "Holdings   Affiliate"  means  any  former  or   current
corporation,  partnership  or  other  entity   directly   or
indirectly controlled by Holdings.

    "Holdings Businesses" means the present and future subsidiaries, divisions and business of any member of the Holdings Group. Holdings Businesses shall include all former subsidiaries, divisions and businesses.

   "Holdings Group" means the group of corporations that immediately after the Distribution Date are members of the affiliated group of corporations of which Holdings is the common parent (within the meaning of section 1504(a) of the Code).

  "IRS" means the Internal Revenue Service.

  "Other Taxes" is defined in Section 3.05.

   "Representative"  means with respect  to  any  person  or
entity,   any  of  such  person's  or  entity's   directors,
officers,    employees,   agents,   consultants,   advisors,
accountants, attorneys and representatives.

   "Restructuring Taxes" means all Taxes resulting from the disposition of Holdings stock undertaken to effect the Holdings Distribution.

   "Ruling Request" means the private letter ruling request filed by CFI with the IRS dated February 22, 1996, as supplemented from time to time, with respect to certain tax aspects of the Distribution.

  "Tax" means any of the Taxes.

  "Tax Controversy" is defined in Section 4.02.

   "Tax Return" means any return, filing, questionnaire or other document required to be filed, including requests for extensions of time, filings made with estimated Tax payments, claims for refund and amended returns that may be filed, for any taxable period with any Taxing Authority (whether domestic or foreign) in connection with any Tax
(whether  or  not  a payment is required  to  be  made  with
respect   to  such  filing)  or  any  information  reporting
requirement.

   "Taxes" means any and all forms of taxation, whether created or imposed by a national, municipal, state, federal, or other governmental body (a "Taxing Authority") and, without limiting the generality of the foregoing, shall include net income, alternative or add-on minimum, any special estimated tax payments required pursuant to section 847 of the Code, gross income, sales, use, ad valorem, gross receipts, value added, franchise, profits, license, transfer, recording, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority on the Consolidated Group or any member thereof.

  "Taxing Authority" is defined under the term "Taxes."

                         ARTICLE II
            PREPARATION AND FILING OF TAX RETURNS

    Section 2.01. Manner of Filing. All Tax Returns (relating to pre-Distribution and post-Distribution taxable periods) filed by CFI and CFI Affiliates and Holdings and Holdings Affiliates after the Distribution Date shall be prepared on a basis which is consistent with the rulings of Taxing Authorities or opinions of tax counsel retained or approved by CFI and which are issued in connection or relate directly to the Distribution and shall be filed on a timely basis (including extensions) by the party responsible for such filing under this Agreement.

  Section 2.02.  Pre-Distribution Federal Tax Returns

   (a) Holdings will join, and will cause each Holdings Affiliate to join, in all pre-Distribution federal Tax Returns for the Consolidated Group to the extent they are eligible to join in such returns under the provisions of the Code and the regulations thereunder. Holdings will neither elect to file separate returns for such periods nor will it cause or permit any of the Holdings Affiliates to so elect.

   (b) Holdings hereby irrevocably designates, and Holdings agrees to cause each of the Holdings Affiliates to so designate, CFI as its agent to take any and all actions necessary or incidental to the filing of Form 1122 (or any amendment thereto) with respect to any taxable period in which Holdings or any of the Holdings Affiliates is a member of the Consolidated Group, and Holdings agrees to deliver, and to cause each Holdings Affiliate to deliver, executed copies of Form 1122 (or any amendment thereto) to CFI, if required, with respect to any such year.

   (c) CFI shall timely prepare and file, or cause to be timely prepared and filed, all pre-Distribution federal Tax Returns for the Consolidated Group. This shall include all tax items required to be reported by the Holdings Group for taxable periods ending before or including the Distribution Date. Holdings shall provide CFI, with respect to Holdings and Holdings Affiliates, its federal Tax Returns and supporting schedules and additional information requested by CFI for the 1996 taxable period ending on the Distribution Date on a timely basis, as reasonably determined by CFI, in order for CFI to timely file the Tax Returns for the Consolidated Group. Upon request, CFI shall deliver to Holdings copies of the relevant portions of the Consolidated Group Tax Return for 1996, as determined by CFI, within 30 days after the day that it is filed.

   (d) All Tax Returns relating to taxable periods ending before or including the Distribution Date and submitted after  the  date  of  this Agreement by  Holdings  shall  be prepared, and all items of such Tax Returns shall be reported (in the absence of a controlling change in law or circumstances, except with the consent of CFI, which consent shall not be unreasonably withheld), in a manner that is consistent with past practices, elections, accounting methods, conventions, and principles of taxation (collectively, "Tax Practices") used for the most recent taxable periods for which Tax Returns involving similar items have been filed prior to the Distribution Date. All decisions relating to the preparation of Tax Returns under
Section 2.02 (including whether items are reported consistent with past Tax Practices) shall be made in the reasonable discretion of CFI. However, any decisions regarding intercompany transactions, as defined under Treas. Reg. 1.1502-13, shall be made as mutually agreed upon by the parties or by CFI if mutual agreement is not reached, with CFI's decision being subject to arbitration under
Section 5.04.

   Section 2.03. Post-Distribution Federal Tax Returns. Holdings shall prepare and file, or cause to be filed, all post-Distribution federal Tax Returns for the Holdings Group for taxable periods beginning after the Distribution Date. CFI shall prepare and file, or cause to be prepared and filed, all post-Distribution federal Tax Returns for the CFI Group for taxable periods beginning after the Distribution Date. CFI and Holdings agree to notify each other within 60 days after such post-Distribution federal Tax Returns are filed regarding any utilization by either party of minimum tax credits generated in pre-Distribution taxable periods. In addition CFI agrees to provide to Holdings periodic estimates of the amount of minimum tax credits generated in pre-Distribution years which are expected to be utilized in post-Distribution returns of the CFI Group. CFI agrees to provide such estimates within 60 days after each quarterly federal estimated tax payment and within 60 days after an application for automatic extension of time (Form 7004) is filed. Holdings acknowledges that such estimates are subject to change and CFI shall have no liability for any changes or inaccuracies in such estimates.

                         ARTICLE III
                      PAYMENT OF TAXES

  Section 3.01.  Allocation of Tax Liability.

   (a) For purposes of this Agreement, the Consolidated Group's federal regular income tax liability for all periods ending before or including the Distribution Date shall be allocated in accordance with section 1552(a)(2) of the Code and Treasury Regulations sections 1.1552-1(a)(2) and 1.1502-33(d)(3). Accordingly, the consolidated federal regular income tax liability to be allocated to each Affiliate included in the federal Tax Return of the Consolidated Group in the following manner:

      (1) Step 1. Each Affiliate shall first be allocated that percentage of the consolidated federal regular income tax liability which is equal to the percentage that the total federal regular income tax liability of such Affiliate, if computed on a separate return basis, (with the adjustments provided by Treasury Regulation section 1.1552-1(a)(2)) would be to the total amount of the federal regular income tax of all Affiliates so computed.

     (2) Step 2. An additional amount shall be allocated to each Affiliate equal to one hundred percent (100%) of the excess, if any, of (A) the "separate return tax liability" of such Affiliate for the taxable year (as computed pursuant to Treasury Regulation section 1.1552-1(a)(2)), over (B) the tax liability of such Affiliate in accordance with Step 1 of this Section 3.01(a).

      (3) Step 3. The total of any additional amounts allocated to Affiliates pursuant to Step 2 of this Section 3.01(a) (including amounts allocated as a result of a carryback) shall be paid by such Affiliates to those other Affiliates which had such losses, deductions, or credits in proportion to the tax benefit derived by the Consolidated Group from the losses, credits and deductions of all Affiliates, as determined by CFI.

      (4) For the purposes of this Agreement, Holdings' allocable share of the consolidated federal regular income tax liability, as determined under this Section, is the aggregate amount of liability allocated to Holdings and any Holdings Affiliate. CFI's allocable share of the consolidated federal income tax liability, as determined under this Section, is the aggregate amount of liability allocated to CFI and any CFI Affiliate.

   (b) For purposes of this Agreement, the Consolidated Group's federal minimum tax liability and environmental tax liability for all periods ending before or including the Distribution Date shall be allocated in accordance with the allocation method set out in Proposed Regulations 1.1502-55 and 1.1552-1(g) issued on December 30, 1992 (the "Proposed Regulations"). If temporary or final regulations are issued which differ from the Proposed Regulations, this Agreement will be amended to reflect such changes to the extent and for an effective date deemed necessary or desirable by CFI.

  Section 3.02. Alternative Minimum Tax Credits. A portion of any consolidated minimum tax credit of the Consolidated Group will be allocated to a Holdings Affiliate which ceases to be a member of the Consolidated Group on the Distribution Date in accordance with the allocation method set forth in the Proposed Regulations. To the extent such Holdings Affiliate was not allocated a corresponding amount of alternative minimum tax in an earlier or the same tax year, Holdings shall pay to CFI an amount equal to the amount of any such credit utilized by the Holdings Affiliate on an estimated basis on or before June 30 following the taxable year in which the credit is utilized by such Holdings Affiliate. Subsequent thereto, a final settlement payment, if necessary, will be made within 10 days of filing the Tax Return for such taxable year or, if later, 10 days after receipt of notice of the amount of the settlement payment required. Any payment required under this Section shall be accompanied by a calculation setting forth the basis for the amount paid. In calculating minimum tax credit utilization and payment responsibility under this Section, minimum tax credits allocated to Holdings Affiliates under this Section shall be deemed used first. If temporary or final regulations are issued which differ from the Proposed Regulations, this Agreement will be amended to reflect such changes to the extent and for an effective date deemed necessary or desirable by CFI.

  Section 3.03.  Payment of Consolidated Federal Income Tax.

   (a)   CFI  shall  pay all Taxes due with respect  to  the
consolidated federal income tax liability (including any minimum tax or environmental tax liability) of the Consolidated Group for all taxable periods ending before or including the Distribution Date. Holdings shall pay to CFI an amount equal to Holdings' and Holdings Affiliates' share of such Taxes as determined in the manner provided in
Section 3.01. Furthermore, Holdings shall make estimated tax payments to CFI or receive refunds on or before the statutory payment dates under a method generally consistent with past practices as reasonably determined by CFI. CFI hereby acknowledges that, upon resolution of the intercompany accounts as of the Distribution Date, all federal Taxes have been paid by Holdings and Holdings Affiliates with respect to federal consolidated Tax Returns that have been filed for any period up to and including the year ended December 31, 1994, and Holdings and Holdings Affiliates shall have no further liability in respect thereof except as otherwise provided in this Agreement.

   (b) Except as otherwise provided in this Agreement, Holdings shall pay all Taxes due with respect to the federal income tax liability (including any minimum tax or environmental tax liability) of the Holdings Group for periods beginning after the Distribution Date.

   Section  3.04.  Tax Deficiencies and Refunds  as  to  CFI
Filed Returns.

   (a) If as a result of any audit, amendment or other change in a federal income Tax Return as filed by CFI or any CFI Affiliate with respect to any taxable period ending before or including the Distribution Date, there is an additional amount of federal income Taxes (including minimum tax and environmental tax) due and payable, or a refund of federal income Taxes previously paid (whether by payment, credit, offset against other federal income Taxes due or otherwise), any such deficiency shall be paid by, and any such refund shall be payable to, CFI.

   (b) Holdings shall pay to CFI any federal income Taxes paid by CFI as a result of any audit, amendment or other change in a Consolidated Group Tax Return allocable to the Holdings' Businesses (as determined under Section 3.01) with respect to any taxable periods ending before or including the Distribution Date. In determining the amount due under this Section 3.04(b), the amount of federal income Taxes paid by CFI shall include any additional tax payments or deposits made by CFI for a taxable year subsequent to the filing of the federal income tax return for the taxable year, it being expressly recognized by Holdings that no portion of such payments were charged to Holdings or a Holdings Affiliate through the intercompany accounts.

   (c) CFI shall pay to Holdings, reduced by reasonable administrative costs (including legal and accounting expenses) incurred by CFI or a CFI Affiliate, the amount of any refund of federal income Taxes received (including by offset against other federal Taxes due) as a result of any audit, amendment or other change in a Consolidated Group Tax Return allocable to the Holdings Businesses (as determined under Section 3.01) with respect to any taxable period ending before or including the Distribution Date.

  (d) For purposes of both (b) and (c) of this Section, the amount of any federal Taxes paid or federal Taxes received (including by way of offset) as a result of any audit, amendment or other change to a Consolidated Group Tax Return shall be taken into account in the year to which they relate and the Tax liability (including Other Taxes) for such year shall be recomputed and allocated accordingly.

  Section 3.05  Penalties and Interest

  (a) Any interest incurred by the Consolidated Group shall be paid by the Affiliate to whom it is attributable. The total amount of interest incurred by the Consolidated Group will be apportioned to and paid by each Affiliate according to (1) the ratio of the interest incurred by each Affiliate so computed, plus (2) the additional interest, if any, that such Affiliate would have paid on a separate return basis over the allocated interest determined under (1) above. Interest computed by an Affiliate on a separate return basis
shall  be   calculated  using the  interest  rate  or  rates
applicable to the consolidated deficiency. Any additional amount allocated to an Affiliate determined under (2) above shall be paid to the Affiliate whose income or deduction would have given rise to a refund on a separate return basis, but in no case shall an Affiliate which incurs interest under (2) above be required to pay more interest to such receiving Affiliate than such receiving Affiliate would have received on a separate return basis. In calculating the allocable share of any interest payable by a Holdings Affiliate with respect to any federal audit adjustments, only interest actually payable to the IRS, and not interest abated as a result of tax deposits, shall be taken into
account.   CFI  shall have sole discretion to determine  how
tax  deposits are allocated among taxable periods and  audit
items.   CFI  shall  act  in  good  faith  in  making   such
determination, with an intention to minimize the overall out-of-pocket costs and financial reporting impacts on CFI and Holdings.

   (b) Any interest received by the Consolidated Group as a result of any refund of Tax shall be allocated to the
Affiliate whose income or deductions gave rise to the refund. The amount of interest received by the Consolidated Group will be apportioned to and received by each Affiliate according to (1) the ratio of the interest to be received by each Affiliate computed on a separate return basis to the total of all the interest received by Affiliates so computed, plus (2) the additional interest, if any, that such Affiliate would have received on a separate return basis over the allocated interest determined under (1) above. Any additional amount allocated to an Affiliate determined under (2) above shall be received from the Affiliate whose income or deductions caused such interest not to be received by the Consolidated Group, but in no case shall an Affiliate which receives such interest receive more interest than such Affiliate would have received on a separate return basis.

   (c) Any penalties incurred by the Consolidated Group shall be paid by the Affiliate whose actions, income or deductions caused such penalties. If a penalty was caused by more than one Affiliate, such penalty shall be allocated proportionately to those Affiliates that would have incurred a penalty on a separate return basis. Any excess penalty will be allocated in proportion to the actions, income or deductions of each Affiliate which caused or contributed to the penalty regardless of whether such Affiliate's actions, income or deductions exceeded the minimum threshold required for the penalty to be imposed.

   (d) For purposes of this Agreement, Holdings' allocable share of any interest or penalties, as determined under this Section, is the aggregate amount of liability allocated to Holdings and any Holdings Affiliate. CFI's allocable share of any interest or penalties, as determined under this Section, is the aggregate amount of liability allocated to CFI and any CFI Affiliate.

  Section 3.06.  Other Tax Returns of Holdings.

   (a) Holdings shall prepare and file, or cause to be prepared and filed, all appropriate Tax Returns or other filings relating to Taxes other than federal income taxes ("Other Taxes") imposed on any member of the Holdings Group or the Holdings Businesses except for returns and filings with respect to Combined Jurisdictions.

   (b) For any Combined Jurisdictions, CFI or a CFI Affiliate, as appropriate, shall be responsible for the preparation and filing of all returns and filings relating to any Other Taxes imposed upon any member of the Holdings Group for the same taxable periods with respect to which CFI is responsible for filing federal income tax returns under
Section 2.02. For this purpose, Holdings (or the appropriate Holdings Affiliate) shall provide CFI (or the appropriate CFI Affiliate) such schedules and additional information requested by CFI for any period for which such Tax Return has not been filed as of the date hereof by the later of (i) 15 days after such request or (ii) 60 days prior to the date on which such Tax Return shall be due. Unless required by law, as reasonably determined by CFI, CFI shall file such Tax Return consistent with such schedules and additional information provided by Holdings or Holdings Affiliates. CFI shall deliver to Holdings copies of relevant portions of each Tax Return no later than 60 days after the day that such Tax Return is filed. Unless required by law, as reasonably determined by CFI, CFI shall not amend any such Tax Return to reflect any change in information provided by Holdings Businesses without the written consent of Holdings.

   (c) CFI hereby acknowledges that all Other Taxes have been paid with respect to Tax Returns that have been filed (in any Combined Jurisdiction in which unitary or nexus consolidation principles have been agreed upon by CFI and
Holdings or a Holdings Affiliate) on or before the Distribution Date. Liability for payment of all Other Taxes imposed by any Combined Jurisdiction shall be allocated between the CFI Group and the Holdings Group. The allocation shall be made in such manner as CFI shall reasonably deem appropriate; provided, however, that the liability of the Holdings Group shall not exceed the greater of (i) the total amount that the Holdings Group would have paid if the members of the Holdings Group filed their own return for Other Taxes not combined with any other member of the CFI Group, or (ii) a pro rata share of the combined liability of the members of the Holdings Group and the CFI Group. CFI shall be liable for the Other Taxes remaining after payment of the Holdings Group's allocable share of the Other Taxes.

   (d) To the extent there is an Other Tax liability, but the Holdings Group has a net aggregate loss in a Combined Jurisdiction, the Holdings Group shall be entitled to the benefit of the net aggregate loss, to the extent reasonably determined by CFI, except limited (i) to the extent of its nexus within the state, and (ii) to the extent such benefit is eliminated or reduced by the fact that Holding Group's inclusion in the Combined Jurisdiction increases the liability of the combined group.

   (e) To the extent that a refund is obtained by CFI Businesses or Holdings Businesses and such refund relates to Other Taxes in Combined Jurisdictions, Holdings or a Holdings Affiliate shall be entitled to receive its proportionate share of such refunds as determined by CFI (or a member of the CFI Group, as appropriate), in accordance with the principles of Section 3.06(c) or (d).

   (f) CFI and Holdings shall be responsible for the filing of their respective Tax Returns for (i) non-Combined Jurisdictions, and (ii) jurisdictions outside the United States that are due with respect to all taxable periods and for the payment of all Taxes due or payable in connection therewith.

   (g) If as a result of any audit, amendment or other change in a Combined Jurisdiction Tax Return as filed by CFI or a CFI Affiliate with respect to any taxable period ending before or including the Distribution Date, there is an additional amount of Taxes due and payable, or a refund of Taxes previously paid (whether by payment, credit, offset against other Taxes due or otherwise), any such deficiency shall be paid by, and any such refund shall be payable to, CFI or the CFI Affiliate. Holdings shall pay to CFI any Taxes incurred as a result of any audit, amendment or other change in a Combined Jurisdiction Tax Return with respect to any taxable period ending before or including the Distribution Date in a manner consistent with the provisions outlined in Section 3.06(c) and (d). CFI or a CFI Affiliate shall pay to Holdings the amount of any refund of Other Taxes received (including by offset against Other Taxes due) as a result of any audit, amendment or other change to a Tax Return attributable to the Holdings Businesses with respect to any taxable period ending before or including the Distribution Date in a manner consistent with the provisions outlined in Section 3.06(e).

  (h) Notwithstanding the provisions of Section 3.06(g), if Holdings or a Holdings Affiliate wishes to make advance payment of, or enter into a cash bond with respect to, any Taxes for which it would bear the burden under this Agreement prior to the date that payment of such Taxes is required by the relevant Taxing Authority, CFI shall permit Holdings to make such advance payment or enter into such cash bond and shall take such reasonable actions as may be necessary to effectuate the same.

  Section 3.07.  Restructuring Taxes.

  (a) Notwithstanding any other provision of this Agreement to the contrary, Holdings shall pay and shall indemnify and hold harmless CFI from and against any and all Restructuring Taxes and from and against any costs whatsoever connected with such taxes, including, but not limited to, fees, interest, penalties and reasonable attorney's fees to the extent any portion of such Restructuring Taxes would not have resulted: (i) but for a Ruling Misrepresentation or Omission (as defined in Section 3.07(b)); or (ii) but for the fact that, within three (3) years after the Distribution Date, either Holdings or any member of the Holdings Group has (A) made a material disposition outside the Holdings Group by means of a sale or exchange of assets or capital stock (except (x) the issuance by Holdings of its own stock in an amount which does not exceed 10% of Holding's issued and outstanding stock immediately following the Distribution Date and (y) dispositions, if any, disclosed in the Ruling Request), (B) made a distribution to its stockholders or otherwise of any assets of the Holdings Group (other than dividends paid in the ordinary course of business), (C) made any repurchase of any Holdings Group capital stock (excluding repurchases in connection with employee benefit plans which comply with Revenue Procedure 91-63), (D) has voluntary ceased to engage in the active conduct of a trade or business within the meaning of section 355(b)(2) of the Code, or (E) Holdings has liquidated or merged with any other corporation (including a member of the Holdings Group) unless, prior to each of cases (A), (B), (C), (D) and (E), Holdings has received an opinion of counsel to the Holdings Group (which opinion shall be reasonably satisfactory to CFI) or a favorable supplemental ruling letter satisfactory to CFI, that such act would not adversely affect the tax consequences of the Distribution to CFI or the shareholders of CFI, as set forth in any ruling issued by the IRS or in any opinion of counsel to CFI obtained in lieu of such a ruling.

    (b) For purposes of paragraph (a), a "Ruling Misrepresentation or Omission" means with respect to Holdings or a Holdings Affiliate (i) the failure of Holdings or a member of the Holdings Group to comply in all material respects with each written representation and statement regarding Holdings or a Holdings Affiliate made to the IRS in the Ruling Request or in a certificate provided to counsel to the CFI Group for use in preparing its tax opinion with respect to the Distribution, or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Ruling Request (or certificate provided to counsel) or the omission to state in the Ruling Request (or certificate provided to counsel) a material fact required to be stated therein or necessary to make the statements therein not misleading, but only, in the case of both clause
(i) and (ii), insofar as any such statement or omission was made in reliance upon, and in conformity with, written information furnished by Holdings a Holdings Affiliate, or a Representative of either specifically for use in the preparation of the Ruling Request (or certificate provided to counsel).

  Section 3.08.  Manner of Payment.

   (a) Any payment required to be made pursuant to Sections 3.04, 3.05, 3.06, 3.07 or Section 3.10 with respect to any Tax Return shall be made by wire transfer by the party obligated to make such payment (i) in the case of a refund of Tax, within 10 days after receipt (whether by way of payment, credit, or offset against any payments due or otherwise) of such refund or (ii) in the case of the payment of Tax with respect to any such Tax Return, within 10 days after the later of (x) such payment of Tax or (y) the delivery of written demand for the payment hereunder to the party obligated to make such payment hereunder. Any payment described in clause (i) and any demand for payment described in clause (ii) shall be accompanied by a calculation consistent with past Tax Practices setting forth the basis for the amount paid or demanded. Any payment not made within the prescribed time period shall thereafter bear interest at the federal underpayment rate established pursuant to section 6621(a)(2) (substituting "5 percentage points" for "3 percentage points" in the case any demand for payment described in clause (ii) in an amount exceeding $100,000).

   (b) Notwithstanding the foregoing, in the case of payments due from Holdings as a result of any IRS audit adjustments which result in a deferred tax asset for Holdings for taxable years following the Distribution Date, at Holdings' request CFI shall enter into a note agreement on reasonable commercial terms permitting Holdings to make installment payments of the amounts due hereunder over a period not longer than the lesser of (i) ___ years, or (ii) the period over which such deferred tax asset is amortized by Holdings.

   Section 3.09. Liability for Taxes with Respect to Post-Distribution Taxable Periods. Unless otherwise provided in this Agreement, the CFI Group and the Holdings Group severally shall pay all Taxes and shall be entitled to receive and retain all refunds of Taxes with respect to taxable periods beginning after the Distribution Date which are attributable to the CFI Businesses and the Holdings Businesses, respectively.

  Section 3.10.  Carrybacks and Carryforwards.

  (a) In the event that Holdings, any Holdings Affiliate or the Holdings Group incurs a loss or realizes a tax credit in a Tax Return filed for periods after the Distribution Date, loss or tax credit will not be carried back to any Consolidated Group Tax Return without the specific consent of CFI. CFI need consent only if the carryback of such loss or credit to the Consolidated Group return will cause no detriment to CFI's tax position. In determining whether a carryback is likely to cause a detriment to its tax position, CFI may take into account audit risks resulting from claiming a carryback. If CFI agrees to carryback such loss or credit, or is required by law to carryback such loss or credit, Holdings shall be entitled to its allocable share of any refund of Tax obtained by the Consolidated Group (or any member of the Consolidated Group in a Combined Jurisdiction) as a result of the carryback of losses or credits of any member of the Holdings Group from any taxable period beginning after the Distribution Date to any taxable period ending before or including the Distribution Date. Such refund is limited to the net amount received by CFI (by refund, offset against other Taxes or otherwise), net of any net Tax cost incurred by CFI or a CFI Affiliate, which would include the reduction of minimum tax credits previously utilized by CFI, resulting from such refund, and shall be paid in the manner and at the time specified in Section
3.08. In determining the net amount received by CFI as a result of a carryback of losses or tax credits by Holdings or a Holdings Affiliate, amounts carried back by Holdings or a Holdings Affiliate shall be considered to reduce the Consolidated Group's tax burden only to the extent that such carrybacks reduce the Consolidated Group's tax burden after first taking into account all other tax credits and carrybacks available to the Consolidated Group. Holdings shall indemnify CFI for any interest, fines and penalties resulting from the carryback of any item under this paragraph. Notwithstanding this Section 3.10, Holdings and any member of the Holdings Group shall have the right, in its sole discretion, to make the election under section 172(b)(3) of the Code, which would eliminate or limit the carryback of any loss or credit of the Holdings Group to any taxable period ending before or including the Distribution Date.

   (b) If CFI has a carryback of losses or credits from any member of the CFI Group from any taxable period beginning after the Distribution Date to any taxable period ending before or including the Distribution, CFI shall be entitled to any refund received from the Taxing Authority attributable to the carryback. To the extent such refund is reduced as a result of the inclusion of the Holdings Group in the Tax Return to which the item is carried back and results in additional minimum tax credits or other credits being made available to the Holdings Group, Holdings shall pay to CFI the amount of any tax savings when and if the additional benefits are realized by Holdings.

   (c) Within 180 days following the close of the CFI tax year in which the Distribution Date occurs, CFI shall provide a schedule of the relevant carryforward items allocable to Holdings for tax years following the Distribution Date. CFI shall indemnify Holdings for any interest, fines or penalties resulting from the overstatement of the carryforward items or CFI shall reimburse Holdings for any Tax benefits (including interest at the rate specified in Section 3.08) foregone by Holdings as a result of the understatement of the carryforward items. Notwithstanding the foregoing, CFI shall not be required to so indemnify or reimburse Holdings (i) with respect to any overstated allocation of alternative minimum tax credits made by CFI on a good faith basis, or (ii) to the extent the overstatement or understatement of any carryforward items other than alternative minimum tax credits results (x) from a change in law or regulation (including the retroactive effectiveness of any such law or regulation), (y) from an audit or other adjustments to the Tax Returns as filed, or
(z) from incorrect information supplied by Holdings.

                         ARTICLE IV
           COOPERATION AND EXCHANGE OF INFORMATION

  Section 4.01.  Cooperation.

  (a) CFI and Holdings shall cooperate (and shall cause any member of their group to cooperate) fully at such time and to the extent reasonably requested by the other party in connection with the preparation and filing of any return or the conduct of any audit, dispute, proceeding suit or action concerning any issues or any other matter contemplated hereunder. Such cooperation shall include, without limitation, (i) the retention and provision on demand of books, records, documentation or other information relating to any Tax Return until the later of (x) the expiration of the applicable federal or state statute of limitation
(giving effect to any extension, waiver, or mitigation thereof) and (y) in the event any claim has been made under this Agreement for which such information is relevant, until a Final Determination with respect to such claim; (ii) the provision of additional information with respect to and explanation of Tax Practices and material provided under clause (i) of this section; (iii) the execution of any document that may be necessary or reasonably helpful in connection with the filing of any Tax Return by any member of the CFI Group or the Holdings Group, or in connection with any audit, proceeding, suit or action addressed in the preceding sentence; and (iv) the use of the parties' reasonable best efforts to obtain any documentation from a governmental authority or third party that may be necessary or helpful in connection with the foregoing. Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

  (b) CFI and Holdings shall use reasonable efforts to keep each other advised as to the status of Tax audits and litigation involving any items reportable on a consolidated federal income Tax Return or a combined Tax Return with respect to the Holdings Businesses for pre-Distribution periods and which (i) give rise to a Tax which could be assessed against Holdings (or any Affiliate thereof) or (ii) could give rise to a liability of Holdings (or any Affiliate thereof) under this Agreement (either of which constitutes a "Liability Issue"). The primary person for dealing with the Holdings Liability Issues in Tax audits shall be a Holdings Representative. CFI and Holdings shall promptly furnish each other copies of any inquiries or requests for information from any Taxing Authority or any other administrative, judicial or other governmental authority concerning any Liability Issue.

CFI  shall notify Holdings  as  to  which
inquiries or information requests it desires to monitor and, with respect to such matters, Holdings will submit for CFI approval (which shall not be unreasonably withheld) the information to be provided to a Taxing Authority or any governmental authority in response to the inquiries or requests. Holdings agrees to timely notify CFI regarding any proposed written communication (i.e., communications not related to inquiries or requests for information) by Holdings or a Holdings Affiliate to any such Taxing Authority or other governmental authority with respect to such Liability Issue and CFI shall subsequently notify Holdings as to which Liability Issues CFI desires to monitor. Upon request by CFI, Holdings shall provide copies of such written communications and documents to be submitted therewith and receive approval from CFI to submit such communications (which approval shall not be unreasonably withheld and shall be given on a timely basis) prior to submission to the Taxing Authority or other governmental authority. CFI shall have the right to consult with Holdings regarding any responses attributable to such requests. CFI shall indemnify Holdings for any costs which would not have been incurred, but for CFI's failure to grant approval to Holdings to submit information for which CFI's approval is required by this section; provided, however, this indemnification shall not apply to CFI actions or decisions made pursuant to Section 2.02(b). Furthermore, CFI and Holdings, as the case may be, shall each promptly furnish to the other upon receipt a copy of information document requests, a notice of proposed adjustment, revenue agent's report or similar report or notice of deficiency together with all relevant documents and memos related to the foregoing documents, notices or reports, received by any member of the CFI Group or any member of the Holdings Group, as the case may be, relating to any Liability Issue.

   (c) CFI shall advise Holdings with respect to items reported in a revenue agent's report and provide periodic updates, as necessary, as to the resolution of any such items relating to the Consolidated Group that may affect any member of the Holdings Group after the Distribution Date.

   (d) Holdings shall promptly notify CFI of any inquiries by any Taxing Authority or other administrative, judicial or other governmental authority that relates to any Other Taxes that may be imposed on CFI or a CFI Affiliate.

  Section 4.02.  Contest Provisions.

   (a) Subject to the cooperation provisions of Section 4.01, CFI shall have full responsibility for and discretion in handling any Tax controversy, including, without limitation, an audit, technical advice request, arbitration or dispute resolution procedure, protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction (a "Tax Controversy"), involving a Tax Return of the Consolidated Group or a Tax Return for a Combined Jurisdiction. However, upon request by Holdings, and subject to CFI approval (which may not be unreasonably withheld) and the cooperation provisions of
Section 4.01, Holdings shall have full responsibility and discretion in the handling, at Holdings' expense of any Tax Controversy with respect to any item reported on a Holdings or Holdings Affiliate Tax Return that would give rise to a payment of Tax for which Holdings would be liable, or a refund of Tax for which Holdings would be entitled to receive payment, under Article III hereof. If CFI approval is not granted to Holdings for the handling of a Tax Controversy item, CFI shall provide Holdings with a timely written response which sets out the reasons for not granting the approval. Furthermore, CFI shall be subject to the cooperation provisions of Section 4.01 and shall allow Holdings, at Holdings' expense, the right to consult with CFI with respect to such Tax Controversy.

  (b) In addition to the cooperation and contest provisions of Section 4.01 and Section 4.02(a), in the event that a notice of deficiency is received by CFI from any Taxing Authority and such notice relates in whole or in part to Restructuring Taxes for which Holdings would be liable to CFI pursuant to Section 3.06 hereof (the "Holdings Restructuring Issue") then --

       (1) CFI, upon receiving written request from Holdings, which shall be given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the Tax Court for redetermination of the deficiency, shall timely file such petition at Holdings' expense; provided, however, that upon the request of Holdings, CFI shall, at Holdings' expense: (A) pay the amount of the deficiency (provided that Holdings has loaned to CFI no later than three (3) business days before CFI pays such deficiency, without interest and until a Final Determination of the Holdings Restructuring Issue, 100 percent of the amount of the portion of the deficiency relating to the Holdings Restructuring Issue; (B) file a claim for refund of such Tax; and (C) if the claim is denied, bring an action in a court of competent jurisdiction seeking the refund of such Tax; and (2) In the event that a judgment of the Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the Holdings Restructuring Issue and CFI notifies Holdings that it does not intend to appeal such Holdings Restructuring Issue, then Holdings shall have the right to cause CFI to appeal such adverse determination at Holdings' expense.

       (3) Holdings and its Representatives, at Holding's expense, shall be entitled to participate in all conferences, meetings, or proceedings with any Tax Authority, the subject matter of which is or includes the Holdings Restructuring Issue. Holdings and its Representatives, at Holding's expense, shall be entitled to participate in all appearances before any court, the subject matter of which includes the Holdings Restructuring Issue.(4)All actions taken under this Section 4.02(b) at Holding's request or direction shall be at Holdings' expense.(5) The right to participate referred to in Section 4.02(b)(3) hereof shall include the submission and content of documentation, protests, memoranda of fact and law and briefs, the conduct of oral
       arguments   or   presentations,  the   selection   of
       witnesses, and the negotiations of stipulations of fact with respect to the Holdings Restructuring Issue.(6)Within five (5) business days of the receipt by CFI of a refund of any amounts loaned to it by Holdings under paragraph (b)(1) above (including any interest received by CFI), CFI shall pay such refunded amount and interest, if any to Holdings net of any net Tax detriment (as determined by CFI) incurred by CFI or a CFI Affiliate resulting from such refund.

  Section 4.03. Information for Shareholders. CFI shall provide each shareholder which receives Holdings stock pursuant to the Distribution with the information necessary for each such shareholder to comply with the requirements of section 355 of the Code and the Treasury Regulations with respect to statements that such shareholders must file with their federal income tax returns demonstrating the applicability of section 355 to the Distribution.

                          ARTICLE V
                        MISCELLANEOUS

  Section 5.01.  Tax Indemnification.

  (a) Holdings shall indemnify and hold harmless CFI and each CFI Affiliate from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge, attorney's fee or accountant's fee arising out of fraudulent or negligent information, workpapers, documents and other items prepared by Holdings or a Holdings Affiliate used in the preparation of any Tax Return filed by CFI and/or the Consolidated Group for any period during which Holdings or a Holdings Affiliate was or has been a member of the Consolidated Group.

   (b) Except as set forth in Section 5.01(a), CFI shall indemnify and hold harmless Holdings and each Holdings
Affiliate from and against any liability, cost or expense, including, without limitation, any fine, penalty, interest, charge, attorney's fee or accountant's fee arising out of fraudulent or negligent preparation of any Tax Return filed by CFI and/or the Consolidated Group for any period during which Holdings or a Holdings Affiliate was or has been a member of the Consolidated Group.

  Section 5.02. Breach. CFI shall indemnify and hold harmless each member of the Holdings Group and Holdings shall indemnify and hold harmless each member of the CFI Group from and against any payment required to be made under this Agreement as a result of the breach by a member of the CFI Group or the Holdings Group, as the case may be, of any obligation under this Agreement.


Section 5.03.  Disclaimers.

  (a) CFI disclaims all knowledge of or responsibility for the content or accuracy of any separate returns or filings made by Holdings or Holdings Affiliates except to the extent such returns include information provided by CFI pursuant to
Section 3.10(c).

  (b) Holdings disclaims all knowledge of or responsibility for the content or accuracy of any (i) separate returns or filings made by CFI or CFI Affiliates, (ii) Tax Returns or filings made by or on behalf of the Consolidated Group or any member thereof for any period except to the extent such federal Tax Returns or filings reflect items of the Holdings Businesses, and (iii) Tax Returns or filings in Combined Jurisdictions, except to the extent such Tax Returns or filings reflect items of the Holdings Businesses.

  Section 5.04.  Resolution of Certain Disputes.

   (a) Disagreements between CFI and Holdings with respect to amounts that either claims is owed by the other (or by an Affiliate of the other) under this Agreement or other matters under this Agreement that are not resolved by mutual agreement shall be resolved by arbitration pursuant to this Section
5.04. Until the time of a final resolution by the arbitrator selected pursuant to Section 5.04(b), the time period for any payments described in Section 3.08 (other than loans required by Section 4.02(c)) shall be tolled. Such tolling, however, shall not affect the accrual of interest.

   (b) Selection of the Arbitrator. Any arbitrator selected pursuant to this Section 5.04(b) shall have at least ten years of experience in the field of corporate taxation, shall be an attorney licensed to practice law in any state of the United States or a certified public accountant licensed to practice in any state of the United States and shall not be or have been routinely employed by, retained or affiliated with either party. The parties shall first attempt to agree on a mutually satisfactory arbitrator. If the parties are unable to agree on a mutually satisfactory arbitrator within 30 days after either party notifies the other in writing of a disagreement requiring arbitration pursuant to this Section 5.04 (15 days in the case of a disagreement with respect to Section 4.01 or
Section 4.02), each party shall select an arbitrator. The two arbitrators thus selected shall agree on and select a third arbitrator. If the two arbitrators cannot agree on such third arbitrator within 30 days (15 days in the case of a disagreement with respect to Section 4.01 or Section 4.02), the parties shall each select a different arbitrator and renew the foregoing procedure. If the position of arbitrator is vacated by virtue of events outside the control of the parties, the person or persons who originally selected the arbitrator to fill such position shall select a new arbitrator to fill the position, unless the parties agree to continue the arbitration with the remaining arbitrators. When used hereafter, the term "arbitrator" may refer to the three arbitrators so selected when appropriate and a decision of a majority of such arbitrators shall constitute a decision by the arbitrator in the appropriate context.

  (c)  Arbitration Procedures.

     (1) The arbitration shall be conducted in accordance with the rules set forth in Exhibit A. The arbitration shall not be conducted under the auspices of the American
     Arbitration Association.

     (2) Each party within 30 days after engagement of the arbitrator shall submit to the arbitrator a written statement of the party's position (including, where relevant, the total net amount it asserts is owed by it or is due to it) regarding the total amount in dispute, together with a copy of such calculation.(3)The arbitrator shall base his or her decision on the following standards. In the case of a factual dispute between the parties, the arbitrator shall make a determination of the facts. In the case of a dispute regarding a legal issue, including the proper application of the Tax laws or the proper interpretation of this Agreement, the arbitrator shall make a determination in accordance with his or her best legal judgment. Upon making determinations with respect to all factual and legal issues in dispute, the arbitrator shall determine the amount due by one party to the other or such other matter with respect to the matter subject to the arbitration. Where relevant, as to each matter in dispute, the arbitrator shall find in favor of the party whose statement submitted pursuant to paragraph (2) above proposed the amount closest to the amount so determined.

     (4) The arbitrator shall render a written decision stating only the result of such decision as soon as practicable. The arbitrator shall also orally explain the bases of such decision to both parties as soon as practicable. If and only if both parties request, the arbitrator shall state the basis of such decision in writing. As to each matter in dispute, the arbitrator's decision shall be in an amount equal to one of the total amounts asserted by one of the parties in the written statements submitted pursuant to paragraph (2) above. The arbitrator shall not, and is not authorized, to render a decision in any other amount. (5) The arbitrator's decision shall be final and binding on the parties. No appeal to any court is contemplated by this Agreement and each party, to the maximum extent permissible by law, waives and relinquishes all rights and entitlements to appeal such decision.

  Section 5.05. Notices. Any notice, demand, claim or other communication under this Agreement shall be in writing and shall be deemed given upon delivery if delivered personally or by courier, upon mailing if sent by certified mail, return receipt requested, postage prepaid, or upon completion of transmission if sent by telecopy or facsimile, to the parties at the following address:

       CFI at:     3240 Hillview Avenue
                   Palo Alto, CA 94304
                   Attn: General Counsel

       Holdings at:   175 Linfield Drive
                      Menlo Park, CA 94025
                      Attn: General Counsel


   Section 5.06. Complete Agreement. This Agreement and the Exhibit thereto constitute the entire agreement of the parties concerning the subject matter hereof, supersede all other agreements, whether or not written, in respect of any Tax between or among CFI and CFI Affiliates, on the one hand, and Holdings and Holdings Affiliates, on the other hand. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto.

   Section 5.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflict of laws of the State of California.

  Section 5.08. Successors and Assigns. A party's rights and obligations under this Agreement may not be assigned without the prior written consent of the other party. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

  Section 5.09. No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties to this Agreement and their respective Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without the Agreement.

   Section 5.10. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions. Any prohibition or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

   Section 5.11. Expenses. Unless otherwise provided in this Agreement, each party shall bear any and all expenses that arise from their respective obligations under this Agreement (including Arbitration). In the event either party to this Agreement brings an action or proceeding for breach or enforcement of this Agreement, the prevailing party in such action or proceeding, whether or not such action or proceeding proceeds to final judgment, shall be entitled to recover as an element of its costs, and not as damages, such reasonable attorneys' fees as may be awarded in the action or proceeding in addition to whatever other relief to which the prevailing party may be entitled.

  Section 5.12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signature thereto and hereto were upon the same instrument.

   IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                 CONSOLIDATED FREIGHTWAYS, INC.
                 By:/s/ D. E. Moffitt
                 Its:  President and CEO

                 CONSOLIDATED FREIGHTWAYS CORPORATION

                 By:/s/ S. D. Richards
                 Its:    Senior  Vice  President  and  General
                 Counsel

                      TAX SHARING AGREEMENT

                           Exhibit A

                   MEMORANDUM OF UNDERSTANDING



              This Memorandum of Understanding (the
"Memorandum"), dated as of this day of December 2, 1996 by and between Consolidated Freightways, Inc., a Delaware corporation ("CFT"), and Consolidated Freightways
Corporation, a Delaware corporation ("Holding").



         RECITALS

              A. CFI and Holdings have entered into a Tax Sharing Agreement dated as of December 2, 1996 (the "Tax Sharing Agreement"). Capitalized terms in this Memorandum and not otherwise defined have the meanings ascribed to them in the Tax Sharing Agreement.

              B.   The Tax Sharing Agreement provides
generally for the allocation of tax liability and the timing of payments with respect to tax liability arising out of the audit of Tax Returns filed with respect to taxable periods ending before or including the Distribution Date ("Pre-Distribution Years"). CFI and Holdings believe it to be in the best interest of each to provide more specifically with respect to the timing and responsibility for federal income tax payments, and the application of existing advance payments and tax and interest reserves to the obligations of CFI and Holdings under the Tax Sharing Agreement with respect to the Pre-Distribution Years. This Memorandum is intended to reflect the parties intentions with respect to the application of the advance payments and tax and interest reserves. It assumes that the audits of such Pre-Distribution Years will be resolved in whole or in part, in chronological order (earliest first). In the event that the audits are resolved in some other sequence, the parties will use their best efforts to adjust the payment provisions provided herein in manner consistent with this Memorandum.

              C. CFI and Holdings agree and recognize that the Tax Sharing Agreement provides that the parties will mutually cooperate and consult to properly determine their respective liabilities and will share the necessary information. The parties recognize that it is necessary to protect such information as confidential.

              NOW THEREFORE, in consideration of their mutual promises, the parties agree as follows:

              1.   No Transfer of Advance Payments or
Reserves

              No transfer of existing consolidated Tax and Interest Reserves or Advance Payments of Taxes will be made by CFI to Holdings. However, it is the intention of the parties to allocate the Tax and Interest Reserves to Items attributable to both CFI and Holdings in the manner described in Section 3. See attachment A for a disclosure of the CFI General Ledger account balances for Tax and Interest Reserves and Advanced Payments.

              2.   Application of Advance Payments in
Resolution of Federal Tax Audits. In resolving federal tax audits for Pre-Distribution Years, CFI shall use its reasonable best efforts to apply advance payments of Taxes so as to minimized the federal consolidated tax liability (including liability for interest, penalties, and additions to tax) of the Consolidated Group, taken as a whole.

              3.   Applications of Advance Payments and Tax
Reserves in Determining Liability Under the Tax Sharing
Agreement.

                   (a) Upon a Final Determination (or a
Partial Final Determination, as herein defined) of federal tax liability for a Pre-Distribution Year, CFI will determine the portion of the liability allocable to; (i) tax attributable to timing items measured using the Federal tax rate in effect at the Distribution Date which will be available to Holdings or CFI as a deferred tax benefit in tax years beginning on or after the Distribution Date ("Timing Items"); (ii) tax (including additions to tax) attributable to items (including any tax rate differential) which do not make available to Holdings or CFI a deferred tax benefit in tax years beginning on or after the Distribution Date ("Permanent Items"); and (iii) interest on the tax Liability ("Interest").

                   (b) For purposes of determining tax and
interest liability to be allocated in paragraph 3(a) not allocable to Timing Items, CFI and Holdings agree to use a First In First Out (FIFO) method in applying Advance
Payments and in utilizing Tax and Interest Reserves so that amounts are applied to earliest years and issues first, and each subsequent year will sequentially use this same
FIFO method. CFI shall then allocate the tax and interest liabilities between the CFI Business and the Holdings
Business.

                   (c) With respect to any portion of
federal tax liability allocated to Holdings Timing Items, for Items arising from Pre 1991 years, Holdings shall pay such amount to CFI within 30 days, or shall deliver to CFI its promissory note for such amount, with a maturity date of four [4] years from the date of issue, providing for annual payments of interest at a rate equal to the "applicable federal rate" under section 1274(d) of the Code as of the issue date of the note. With respect to any portion of federal tax liability allocated to Holdings Timing Items, for Items arising from Post 1990 years, Holdings shall pay such amount to CFI within 90 days with interest at a rate equal to the "applicable federal rate" under section 1274(d) of the code, unless the parties mutually agree to alternative payment terms.

              (d) With respect to any portion of the federal tax liability allocated to Holdings Permanent Items or Interest, to the extent that such allocable portion is not covered by available Tax and Interest Reserves (as determined by CFI pursuant to Section 3(b) hereof), Holdings shall pay such amount to CFI within 90 days with interest at a rate equal to the "applicable federal rate" under section 1274(d) of the code, unless the parties mutually agree to alternative payment terms.


              (e) In the event that there has been a Partial Final Determination for a Pre 1991 year and that there is an item which arose in one of those years that has been deferred for future resolution with the IRS (a "Contested Item") and the Contested Item has not been resolved prior to the Final Determination (or a Partial Final Determination) with respect to a Post 1990 year then for purposes of the allocation of tax and interest reserves in the Post
1990 years, CFI shall make a reasonable estimate of the impact that the Contested Items(s) would have on the tax and interest reserves. The purpose of this is to determine if there are amounts payable under 3(d) from Holdings to CFI due to Post 1990 Holdings items not expected to be covered by this reasonableestimation of allocable tax and interest reserves.

              4.   Additional Provisions

                   (a) The term "Partial Final
Determination" shall mean the final resolution of liability or any tax for a taxable period by the appropriate IRS form which binds the taxpayer as to the agreed items on the date of acceptance by or on behalf of the IRS, but reserves to the taxpayer the right to contest an identified unagreed item.

                   (b) "Tax and Interest Reserves" means the financial or book reserve as have been incorporated in the balance sheet of CFI and which are limited to the amounts disclosed in attachment A to this Memorandum.

                   "Advanced Payments" means those cash
payments made or credits of tax refunds applied to the IRS in respect of potential audit settlement and which are limited to the amounts disclosed in attachment A to this Memorandum.

                   (d)  Any disputes under this Memorandum
shall be subject to the dispute resolution procedures of
Section 5.04 of the Tax Sharing Agreement.

                   (e) The provisions of Sections 5.05,
5.06, 5.07, 5.08, 5.09, 5.10, 5.11 and 5.12 of the Tax
Sharing Agreement, as in effect as of the date hereof are incorporated herein by this reference.

                   IN WITNESS WHEREOF, the parties have
executed and delivered this Memorandum as of the date first above written.




              CONSOLIDATED FREIGHTWAYS CORPORATION



              BY: /s/S. D. Richards

               Its: Senior Vice President and General
                      Counsel



              CONSOLIDATED FREIGHTWAYS, INC.


              By:/s/D. E. Moffitt


              Its: President and Chief Executive Officer